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                 Contact: John Tarrh
                 Applied Science and Technology, Inc.
                 Senior Vice President and Chief Financial Officer
                 (781) 937-5135

                 Investor Relations Contact:
                 Donna N. Stein, APR/Dan Durkin/Keil Decker
                 Morgen-Walke Associates, Inc.
                 (212) 850-5600

     FOR IMMEDIATE RELEASE                  Press Contact:  Lee Foley
                                            Morgen-Walke Associates, Inc.
                                            (212) 850-5600

                 ASTEX SHAREHOLDERS APPROVE 3-FOR-2 STOCK SPLIT

Woburn, Mass., November 26, 1997 ---- Applied Science and Technology, Inc. ("ASTeX") (NASDAQ: ASTX) today announced the shareholder approval of an increase in its authorized shares to 30 million and a 3-for-2 stock split of its Common Stock to be effected in the form of a stock dividend. Each shareholder of record at the close of business on November 28, 1997 will receive a stock dividend at the rate of one share of Common Stock for every two shares of Common Stock owned. The Company will distribute the new stock certificates to shareholders on or about December 12, 1997. Shareholders will not be entitled to receive any resulting fractional shares, but will receive the value of any such fractional shares in cash.

ASTeX is a leading provider of innovative production technology for the manufacture of advanced semiconductor devices. ASTeX markets its plasma sources and subsystems, ozone generators and subsystems, and specialty powersources to the world's leading semiconductor capital equipment manufacturers. ASTeX markets the same underlying core technology for medical, electro-optic and synthetic diamond applications.